UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT



Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934.



Date of Report (Date of earliest event reported): January 26, 1996


HICKORY TECH CORPORATION (Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)
0-13721 (Commission File Number)
41-1524393 (IRS Employer Identification No.)

221 East Hickory Street, P.O. Box 3248, Mankato, MN 56002-3248
(Address of principal executive officers)

Registrant's telephone number including area code (800) 326-5789

ITEM 5.   OTHER EVENTS

On December 21, 1995, the Registrant filed a Form 8-K regarding its purchase of the assets of six (6) rural telephone exchanges in the State of Iowa form US West Communications, Inc., a Colorado corporation ("US West") for $22,100,000. The six (6) exchanges contain approximately 7,600 access lines and are located in and around the Iowa cities of Boyden, Doon, Hull, Rock Rapids, Rock Valley and Sibley.

The Form 8-K also disclosed that there is another purchase agreement (the "EBSco Purchase Agreement") with US West involving the assets of sixteen (16) rural telephone exchanges that has to close simultaneously with Registrant's purchase agreement with US West. The purchase price for the sixteen (16) exchanges in the EBSco Purchase Agreement is $39,330,000. On June 23, 1995, the EBSco Purchase Agreement was assigned by EBSco Limited, A District of Columbia Corporation, to Registrant, Alpine Communications, L.C., an Iowa Limited Liability Company ("Alpine"), and Tritech Communications, L.C., an Iowa Limited Liability Company ("Tritech"), in portions to be determined by the assignees.

The assignees have now determined that Registrant will purchase the assets of five (5) exchanges form the EBSco Purchase Agreement for $13,171,000. There are approximately 4,600 access lines in the five (5) exchanges.

The exchanges that will be purchased by Registrant are located in and around the Iowa cities of Akron, Bancroft, Hawarden, Ireton and Lakota.

The balance of the exchanges contained in the EBSco Purchase Agreement will be purchased by Alpine. The Registrant will provide billing services for the eleven
(11) exchanges that will be purchased by Alpine from US West.

The acquisitions will be structured as a purchase of telephone assets form US West and must be approved by the Public Utilities Board of Iowa and the Federal Communications Commission. It is anticipated that approvals for the purchase of the exchanges should be completed in the third quarter of 1996.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 1996

HICKORY TECH CORPORATION


/s/ Robert D. Alton, Jr.
Robert D. Alton, Jr.
Chief Executive Officer



/s/ David A. Christensen
David A. Christensen
Chief Financial Officer